Exhibit 10-24

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION WAS REPLACED WITH ASTERISKS.

EXECUTION COPY

AMENDED AND RESTATED LOAN AGREEMENT

dated as of

February 6, 2003

between

HORIZON NAVIGATION, INC.

as Borrower

and

COBRA ELECTRONICS CORPORATION

as Lender

i

		Page

ARTICLE VIII
	AFFIRMATIVE COVENANTS	17

8.01.	Corporate Existence, Etc.	17
8.02.	Corporate Powers; Conduct of Business, Etc.	17
8.03.	Compliance with Laws, Etc.	17
8.04.	Insurance	17
8.05.	Maintenance of Properties	17
8.06.	Inspection	17
8.07.	Reservation of Borrower Common Stock Issuable Upon Exercise of Warrants	17
ARTICLE IX
	NEGATIVE COVENANTS	18

9.01.	Indebtedness	18
9.02.	Sales of Assets	18
9.03.	Liens	18
9.04.	Capital Expenditures	18
9.05.	Restricted Junior Payments	18
9.06.	Restriction on Fundamental Changes	18
9.07.	Transactions with Affiliates	19
9.08.	Securities Activities	19
9.09.	Modification of Visteon Agreements	19
ARTICLE X
	EVENTS OF DEFAULT	19

10.01.	Events of Default	19
10.02.	Rights and Remedies	21
ARTICLE XI
	MISCELLANEOUS	22

11.01.	Amendments, Etc.	22
11.02.	Right of Setoff	22
11.03.	Notices, Etc.	22
11.04.	No Waiver; Remedies	22
11.05.	Costs, Expenses, Taxes and Indemnification	22
11.06.	Binding Effect	23
11.07.	Governing Law; Consent to Jurisdiction	23
11.08.	WAIVER OF JURY TRIAL; WAIVER OF DAMAGES	24
EXHIBIT A –	Form of Callable Warrant
EXHIBIT B –	Form of Non-Callable Warrant
EXHIBIT C –	Form of Security Agreement
EXHIBIT D –	Form of Loan Note
EXHIBIT E –	Form of PIK Note
SCHEDULE 6.01(e) – Capital Stock
SCHEDULE 9.01 – Existing Indebtedness
SCHEDULE 9.03 – Existing Liens

ii

AMENDED AND RESTATED LOAN AGREEMENT

This Amended and Restated LOAN AGREEMENT dated as of February 6, 2003 (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into between Horizon Navigation, Inc., a California corporation (the “Borrower”), and Cobra Electronics Corporation, a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENT

The Borrower and the Lender have entered into that certain Loan Agreement dated as of January 8, 2003 and now desire to amend and restate said Loan Agreement in its entirety as set forth herein.

ACCORDINGLY, the Borrower and the Lender hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01.    Certain Defined Terms.  In addition to the terms defined above, the following terms used herein shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

“Agreement” has the meaning ascribed to such term in the preamble.

“Average Principal Balance” means the average amount of aggregate principal outstanding on all Loans and the PIK Note during the period from the date of funding of the initial Loan hereunder until the date of exercise of the Warrant Call.

“Borrower” has the meaning ascribed to such term in the preamble.

“Borrower Common Stock” means the common stock of the Borrower.

“Budget” means the annual budget of the Borrower approved by the Board of Directors of the Borrower and by the Lender pursuant to the Stockholders Agreement dated as of January 8, 2003 among the Borrower, the Lender and the stockholders signatory thereto.

“Business Day” means a day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close in Chicago, Illinois or San Francisco, California.

“Callable Warrant” means a Warrant in the form attached hereto as Exhibit A.

“Call Termination Date” means, with respect to any Callable Warrant, the earliest of (i) the date on which a Change of Control occurs, (ii) the date on which the Lender accelerates the payment of all unpaid principal amount of, and all accrued interest on, all of the Obligations pursuant to Section 10.02(a) upon the occurrence of an Event of Default described in Section 10.01(e), 10.01(f),
10.01(h) or 10.01(j), (iii) ninety (90) days following the date on which the

Lender accelerates the payment of all unpaid principal amount of, and all accrued interest on, all of the Obligations pursuant to Section 10.02(a) upon the occurrence of any Event of Default other than an Event of Default described in Section 10.01(e), 10.01(f), 10.01(h) or 10.01(j) and (iv) the two year anniversary of the date of issuance of such Callable Warrant.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock”, with respect to any Person, means any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Change of Control” means (i) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Borrower, (ii) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act, other than Laura White or the Lender, becomes the owner, directly or indirectly, beneficially or of record, of more than 50% of the Outstanding Voting Power, (iii) Laura White ceases to be the president and chief executive officer of the Borrower at any time prior to January 1, 2006 or (iv) more than four (4) of the Key Employees ceases to be employed by the Borrower during any eight-month period.

“Collateral” means all property and interests in property now owned or hereafter acquired by the Borrower upon which a Lien is granted under any of the Loan Documents.

“Commitment Amount” has the meaning specified in Section 2.01(a).

“Commitment Period” has the meaning specified in Section 2.01(a).

“Constituent Documents” means, with respect to any entity, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such entity, (ii) the by-laws (or the equivalent governing documents) of such entity and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such entity’s Capital Stock.

“Convertible Securities” means any warrants, options or rights to acquire shares of Borrower Common Stock or securities convertible into or exchangeable for shares of Borrower Common Stock.

“Customary Permitted Liens” means Liens

(i)    with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(ii)    of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, repairmen, warehousemen or workmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves, bonds or other appropriate provisions are being maintained in accordance with GAAP;

(iii)    incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal, customs and performance bonds; or

(iv)    arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of the Borrower.

“Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Development Agreement” means the Development and License Agreement dated as of January 8, 2003 between the Borrower and the Lender.

“Dollars” or “$” means the lawful money of the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” means any of the occurrences set forth in Section 10.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 10.01.

“Financial Statements” has the meaning specified in Section 7.02(a).

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each year.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, as applied to any Person, at any time, (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any Securities, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, or (v) in respect of Capital Leases; (b) all indebtedness, obligations or other liabilities of others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; and (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange agreements, net of liabilities owed to such Person by the counterparties thereon.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnified Person” has the meaning specified in Section 11.05.

“Key Employees” means *** and, on and after January 1, 2006, ***.

“Lender” has the meaning ascribed to such term in the preamble.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice, naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan Documents” means this Agreement, the Security Agreement, the Notes, the documents executed or delivered pursuant to Section 5.01, and all other instruments and agreements between the Borrower and the Lender, in each case delivered to the Lender pursuant to or in connection with the transactions contemplated hereby.

“Loan Note” has the meaning specified in Section 2.01(c).

“Loan Premium Amount” means such amount as is required to be added to the aggregate amount of interest paid on all Loans and the PIK Note hereunder so that the Lender receives an annualized return of ***% on the Average Principal Balance for the period from the date of funding of the first Loan hereunder through the date of exercise of the Warrant Call.

“Loans” has the meaning specified in Section 2.01(a).

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Maturity Date” means December 31, 2005.

“Material Adverse Effect” means a material adverse effect upon (i) the business, condition (financial or otherwise), operations, performance, assets or prospects of the Borrower, (ii) the ability of the Borrower to perform any of its material obligations under the Loan Documents or (iii) the ability of the Lender to enforce the Loan Documents.

“Non-Callable Warrant” means a Warrant in the form attached hereto as Exhibit B.

“Notes” means the Loan Note and the PIK Note.

“Obligations” means all Loans, advances, debts, liabilities, obligations, reimbursement obligations, covenants and duties owing by the Borrower to the Lender, any affiliate of the Lender, or any Person entitled to indemnification pursuant hereto, of any kind or nature, present or future, pursuant to or in connection with the Loan Documents, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all principal, interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements and any other sum chargeable to the Borrower hereunder or under any other Loan Document.

“Officer’s Certificate” means a certificate executed on behalf of the Borrower by the President of the Company.

“Outstanding Borrower Common Stock” means the number of shares of Borrower Common Stock outstanding on the date of issuance of a Warrant, assuming the conversion or exercise of all Convertible Securities other than the outstanding Warrants.

“Outstanding Voting Power” means Securities or other interests of the Company having voting power for election of directors of the Company.

“Person” means any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“PIK Advance” has the meaning specified in Section 4.01(b).

“PIK Note” has the meaning specified in Section 4.01(b).

“Prime Rate” means LaSalle Bank National Association’s publicly announced prime rate (which is not intended to be such bank’s lowest or most favorable rate in effect at any time) in effect from time to time.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Requirements of Law” means, as to any Person, the Constituent Documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Indebtedness that is subordinated to the Obligations, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower now or hereafter outstanding, except for the repurchase of shares of Borrower Common Stock by the Borrower pursuant to Section 4.1 of one or more of the Stock Purchase Agreements and (v) any investment in, loan to, or issuing of a guarantee on behalf of any Person.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participation in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

“Security Agreement” means the Pledge and Security Agreement between the Borrower and the Lender substantially in the form attached hereto as Exhibit C, as the same may be amended, restated or otherwise modified from time to time.

“Stock Purchase Agreements” means those certain Stock Purchase Agreements entered into in June, July and August, 2002 between the Borrower and stockholders of the Borrower in connection with the formation and initial capitalization of the Borrower.

“Uniform Commercial Code” means the Uniform Commercial Code as enacted in the State of Illinois, as it may be amended from time to time.

“Visteon” means Visteon Technologies, LLC, a Delaware limited liability company, and its successors and assigns.

“Visteon Agreements” means the Visteon Note and the Visteon Purchase Agreement.

“Visteon Note” means the Second Amended and Restated Promissory Note dated February 6, 2003 in the original principal amount of $418,194.45 executed by the Borrower in favor of Visteon, as the same may be amended, restated or otherwise modified from time to time as permitted hereby.

“Visteon Purchase Agreement” means the Asset Purchase Agreement dated as of April 16, 2002, as amended through the date hereof, between the Borrower and Visteon, as the same may be amended, restated or otherwise modified from time to time as permitted hereby.

“Warrant Call” has the meaning specified in Section 2.03(c).

“Warrants” means a warrant to purchase shares of Borrower Common Stock at an exercise price of $.01 per share issued to the Lender hereunder that is either a Callable Warrant or a Non-Callable Warrant.

1.02.     Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to (a) a month or months, quarter or quarters or year or years shall end on the day in the relevant calendar month, calendar quarter or calendar year, if applicable, immediately preceding the date numerically corresponding to the first day of such period and (b) a fiscal month or months, a fiscal quarter or quarters or a fiscal year or years shall end on the day in the relevant fiscal month, fiscal quarter or fiscal year, if applicable, immediately preceding the date numerically corresponding to the first day of such period.

1.03.    Accounting Terms.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

1.04.    Other Definitional Provisions.  References to “Articles”, “Sections”, “subsections”, “Schedules” and “Exhibits” shall be to Articles, Sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.05.    Other Terms.  All other terms contained herein shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

2.01.    Term Loan Facility.

(a)    Loans.  Subject to the terms and conditions set forth herein, from the date hereof until the Maturity Date, the Borrower may request that the Lender make one or more secured term loans to the Borrower in Dollars, and the Lender may make, in its sole and absolute discretion, or shall make in accordance with the following sentence, such loans to the Borrower (the “Loans”) in the aggregate principal amount of up to Six Million Dollars ($6,000,000). Subject to the terms and conditions set forth herein, from the date hereof until the earlier of (i) the date of the termination of the Development Agreement in accordance with its terms and (ii) December 31, 2003 (the “Commitment Period”) the Lender agrees to make Loans to the Borrower in an aggregate principal amount of up to Two Million Dollars ($2,000,000) (the “Commitment Amount”). The cumulative aggregate principal amount of Loans, whether committed or discretionary, made by the Lender to the Borrower shall not in any event exceed the amount set forth below with respect to each calendar year during the term of this Agreement:

Calendar Year	Cumulative Aggregate Principal Amount
2003	$2,000,000
2004	$4,000,000
2005	$6,000,000

Principal amounts of the Loans prepaid may not be reborrowed, and the cumulative amounts set forth above shall be reduced accordingly in the event of any such prepayment. The cumulative amounts set forth above shall not be affected by any prepayment of the PIK Note.

(b)    Making the Loans.  The Borrower shall give the Lender at least ten (10) Business Days’ prior written notice of its request for each Loan hereunder. The Lender shall, if the Loan is to be made within the Commitment Period and will not cause the cumulative aggregate principal amount of Loans to exceed the Commitment Amount and all other terms and conditions set forth herein are satisfied, and otherwise may, in its sole and absolute discretion, make the requested Loan available to the Borrower on the date specified in such notice by wire transfer of same day funds to the Borrower’s account at Union Bank of California, ABA No. 122000496, Account Name: Horizon Navigation, Inc., Account No. 1380013920. Loans may be requested in a minimum principal amount of $250,000 or any integral multiple of $50,000 in excess thereof. The initial Loan shall be funded under this Agreement as of February 18, 2003 in the principal amount of $350,000.

(c)    Note.  The Loans shall be evidenced by a promissory note in the form attached hereto as Exhibit D (the “Loan Note”).

(d)    Repayment of the Loans.  The outstanding principal amount of all Loans and all PIK Advances, together with all accrued and unpaid interest thereon, and all other Obligations under the Loan Documents shall be due and payable on the Maturity Date.

(e)    Loan to Pay Visteon Agreements.  At any time when a Default (as defined in the Visteon Note) has occurred and is continuing, the Lender shall have the right, but not the obligation, to make a Loan to the Borrower, notwithstanding the absence of a request by the Borrower therefor, in a principal amount equal to the sum of (i) the amount required to repay the Visteon Note in full and (ii) the amount required to satisfy in full the Borrower’s obligations under the Visteon Purchase Agreement, and to pay the proceeds of such Loan directly to Visteon in satisfaction thereof. Such Loan shall be deemed to be a Loan for all purposes of this Agreement, including, without limitation, Section 2.03, except that such Loan may be made by the Lender notwithstanding the limitations on the cumulative aggregate principal amount of the Loans set forth in Section 2.01(a) with respect to calendar years 2003 and 2004, so long as the cumulative aggregate principal amount of the Loans in no event exceeds $6,000,000.

2.02.    Use of Proceeds.  The proceeds of the Loans shall be used to provide working capital for the continuing operations of the Borrower and for the Borrower’s general corporate purposes; provided, however, that proceeds of the Loans shall not be used for the repurchase of shares of Borrower Common Stock by the Borrower pursuant to any of the Stock Purchase Agreements.

2.03.    Issuance of Warrants.  (a) In connection with each $*** increment (or part thereof) of aggregate principal amount of borrowings hereunder, the Borrower shall issue to the Lender Warrants to purchase an aggregate of ***% of the Outstanding Borrower Common Stock (divided among Callable Warrants and Non-Callable Warrants as set forth below) at an exercise price of $.01 per share (a “Warrant Issuance”). A Warrant Issuance shall occur upon the funding of the initial Loan hereunder in an amount up to $*** and upon the funding of any additional Loan that increases the aggregate principal amount borrowed pursuant to Loans hereunder (whether or not subsequently repaid) to an amount equal to or in excess of the next multiple of $*** in excess of $*** (each increase in the aggregate amount borrowed hereunder to an additional multiple of $*** in excess of $*** is referred to herein as a “Warrant Issuance Threshold”). With respect to any Loan that causes the aggregate principal amount of borrowings hereunder to meet or exceed more than one Warrant Issuance Threshold, there shall be a Warrant Issuance for each Warrant Issuance Threshold met or exceeded as a result of such Loan. Any addition of accrued and unpaid interest on any Loan or the PIK Note to the principal amount outstanding pursuant to the terms of this Agreement shall be taken into account in determining the aggregate amount borrowed hereunder for purposes of determining whether a Warrant Issuance Threshold has been reached, and any such addition which causes a Warrant Issuance Threshold to be reached shall result in a Warrant Issuance hereunder.

(b)    With respect to each of the first four Warrant Issuances hereunder, the Borrower shall issue Callable Warrants to purchase ***% (rounded to the next closest share) of the Outstanding Borrower Common Stock and Non-Callable Warrants to purchase ***% (rounded to the next closest share) of the Outstanding Borrower Common Stock. With respect to the fifth through eight Warrant Issuances hereunder, the Borrower shall issue Callable Warrants to purchase ***% (rounded to the next closest share) of the Outstanding Borrower Common Stock and Non-Callable Warrants to purchase ***% (rounded to the next closest share) of the Outstanding Borrower Common Stock. With respect to each Warrant Issuance after the eighth Warrant Issuance, the Borrower shall issue Non-Callable Warrants to purchase ***% of the Outstanding Borrower Common Stock. For illustration purposes only, if the maximum amounts that are permitted to be borrowed hereunder are borrowed (subject, as applicable, to the Lender’s sole and absolute discretion) in a series of Loans with each Loan being in the maximum permitted principal amount and no PIK Advances are made in respect of accrued interest on Loans hereunder, Warrants would be issued as follows: (i) upon funding of the initial Loan of $*** the Borrower would issue to the Lender a Callable Warrant to purchase ***% of the Outstanding Borrower Common Stock and a Non-Callable Warrant to purchase ***% of the Outstanding Borrower Common Stock; (ii) upon funding of the next Loan of $*** (which would give rise to *** Warrant Issuances), the Borrower would issue to the Lender *** Callable Warrants each to purchase ***% of the Outstanding Borrower Common Stock and *** Non-Callable Warrants each to purchase ***% of the Outstanding Borrower Common Stock; (iii) upon funding of the next Loan of $*** (which would give rise to *** Warrant Issuances), the Borrower would issue to the Lender *** Callable Warrants each to purchase ***% of the Outstanding Borrower Common Stock and *** Non-Callable Warrants each to purchase ***% of the Outstanding Borrower Common Stock; and (iv) upon funding of the next Loan of $***

(which would give rise to *** Warrant Issuances), the Borrower would issue to the Lender *** Non-Callable Warrants each to purchase ***% of the Outstanding Borrower Common Stock.

(c)    The Borrower may at its option terminate all outstanding Callable Warrants that have not yet reached their respective Call Termination Dates (the “Warrant Call”) by (i) delivering written notice to the Lender, (ii) paying all amounts of unpaid principal and accrued interest outstanding on all Loans made hereunder and on the PIK Note issued hereunder and (iii) paying to the Lender the Loan Premium Amount. Upon the exercise of the Warrant Call, the Lender shall promptly return to the Borrower for cancellation all Callable Warrants that have been terminated pursuant to the Warrant Call. Any Callable Warrants that are not terminated by the Warrant Call because such Warrant Call occurs after the respective Call Termination Dates applicable to such Callable Warrants shall remain exercisable pursuant to their respective terms after the Warrant Call. After the exercise of the Warrant Call there shall be no additional Loans hereunder.

2.04.    SUBORDINATION.  THE INDEBTEDNESS PROVIDED FOR HEREBY AND EVIDENCED BY THE NOTES IS SUBORDINATED TO THE PRIOR PAYMENT IN CASH IN FULL OF THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT DATED AS OF FEBRUARY 6, 2003 AMONG THE LENDER, THE BORROWER, VISTEON GLOBAL TECHNOLOGIES, INC. AND VISTEON) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT.

ARTICLE III

PAYMENTS AND PREPAYMENTS

3.01.    Voluntary Prepayments.  The Borrower may from time to time prepay the Loans and/or the PIK Note, without premium or penalty, in a minimum principal amount of $50,000 or any integral multiple of $50,000 in excess thereof, together with all accrued and unpaid interest on the principal amount prepaid to the date of prepayment. All principal amounts prepaid shall be applied first to the PIK Note and then to the Loans.

3.02.    Time of Payments and Computations.  The Borrower shall make each payment hereunder not later than 2:00 P.M. (Chicago time) on the day when due in Dollars to the Lender at LaSalle Bank National Association, Chicago, Illinois, ABA No. ***, Account Name: Cobra Electronics Collection Account, Account No. ***, by wire transfer of same day funds. All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

3.03.    Payment on Non-Business Days.  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

3.04.    No Setoff; Payments Free and Clear of Taxes.  Any and all payments by the Borrower hereunder or under any other document evidencing any Obligations shall be made without setoff, counterclaim or other defense. Any and all payments by the Borrower hereunder or under any other document evidencing any Obligations shall be made free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents.

ARTICLE IV

INTEREST

4.01.    Interest on Loans.

(a)    Rate of Interest.  Subject to Section 4.01(c) below, the principal amount of the Loans and the PIK Note and the outstanding amount of all other Obligations shall accrue interest on the unpaid amount thereof from the date each Loan is made, from the date each PIK Advance is made or from the date such other Obligations are due, as applicable, until paid in full at a floating rate per annum equal to the Prime Rate plus ***% per annum, changing when and as the Prime Rate changes.

(b)    Interest Payments.  Interest accrued on each Loan, the PIK Note and each other Obligation shall be payable monthly in arrears on the last Business Day of each month, commencing on the first such day following the making of such Loan, the making of any advance under the PIK Note or the creation of such Obligation, as applicable, and on the Maturity Date, provided, however, that, at the Borrower’s option, interest due on any such interest payment date may be added to the principal amount of Obligations hereunder in accordance with this Section 4.01(b). To the extent that the Borrower elects not to pay any interest due hereunder in cash, the Borrower shall, within five (5) Business Days after the date on which such interest was due and payable, deliver to the Lender a written notice specifying the amount of such unpaid interest that it wishes to pay by means of an advance (a “PIK Advance”) under the PIK Note. Such amount shall be deemed to have been advanced to the Borrower as of such interest payment date in satisfaction of such interest. The PIK Advances shall be evidenced by a promissory note in the form attached hereto as Exhibit E (the “PIK Note”). No PIK Advance shall be made with respect to interest due as of any interest payment date if an Event of Default shall have occurred and be continuing as of such interest payment date.

(c)    Default Interest.  Notwithstanding the rate of interest specified in Section 4.01(a) above, effective immediately upon the occurrence of any Event of Default, and for so long thereafter as such Event of Default shall be continuing, the principal amount of the Loans, the PIK Note and all other Obligations shall accrue interest at the rate otherwise applicable thereto plus ***% per annum.

ARTICLE V

CONDITIONS TO MAKING LOANS

5.01.    Conditions Precedent to Loans.  The making of a Loan by the Lender on any date is subject to the following conditions precedent as of each such date (which conditions are in addition to the condition that the making of a Loan after the expiration of the Commitment Period and/or in excess of the Commitment Amount is subject to the sole and absolute discretion of the Lender):

(a)    Documents.  The Lender shall have received on or before the making of such Loan this Agreement, the Security Agreement, the Notes and all other agreements, documents and instruments reasonably requested by the Lender, including legal opinions of counsel to the Borrower, each duly executed where appropriate and in form and substance satisfactory to the Lender.

(b)    No Legal Impediments.  No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Lender shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of such Loan or (B) the consummation of the transactions contemplated pursuant to the Loan Documents, (ii) would likely impose or result in the imposition of a Material Adverse Effect or (iii) would likely have a material adverse effect on the ability of the Borrower to consummate the transactions contemplated by the Loan Documents or the ability of the Borrower to perform its obligations under the Loan Documents.

(c)    Representations and Warranties; Covenants and Agreements.  As of such date, both before and after giving effect to the Loan to be made on such date, (i) all of the representations and warranties contained in Section 6.01 and in any other Loan Document shall be true and complete in all material respects and (ii) all of the covenants and agreements of the Borrower contained in Articles VII, VIII and IX hereof shall have been performed and observed in all material respects, and the Borrower shall have received an Officer’s Certificate of the Borrower to such effect.

(d)    Consents, Etc.  The Borrower shall have obtained all consents, approvals and authorizations required pursuant to any material contractual obligation with any other Person required to be obtained and all consents, approvals and authorizations of, and effected all notices to and filings with, any Governmental Authority as may be necessary to allow the Borrower (A) to execute, deliver and perform, in all material respects, its obligations hereunder and under the other Loan Documents and (B) to create and perfect the Liens on the Collateral in the manner and for the purpose contemplated by the Loan Documents. No such consent, approval or authorization shall impose any conditions that are not acceptable to the Lender.

(e)    Perfection of Liens.  The Lender shall have received evidence that all Liens granted to the Lender with respect to the Collateral are perfected and subject in priority only to Liens permitted by Section 9.03.

(f)    No Default.  No Event of Default or Default shall have occurred and be continuing or would result from the making of the requested Loan.

(g)    Availability Under Lender’s Credit Facility.  The Lender shall have available for drawing under its revolving credit facility with its primary lender an amount equal to the principal amount of the Loan to be made on such date, and all conditions to lending under such credit facility shall be satisfied on such date, including, without limitation, the absence of any default thereunder. If the Loan to be made on such date is requested pursuant to the Lender’s commitment set forth in the second sentence of Section 2.01(a), the Lender agrees to use reasonable efforts to cause all conditions to lending under such credit facility to be satisfied on such date.

(h)    Intercreditor Agreement.  The Lender shall have entered into an intercreditor agreement with Visteon and Visteon Global Technologies, Inc., in form and substance satisfactory to the Lender.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.01.    Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Lender as of the date hereof and thereafter on each date as required by Article V that the following statements are true and complete:

(a)    Organization; Corporate Powers.  The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of California, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing shall have or is reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted.

(b)    Authority.  (i) The Borrower has the requisite corporate power and authority to execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance of each of the Loan Documents to which the Borrower is a party and the consummation of the transactions contemplated thereby have been duly approved, to the extent required by law, by the Borrower’s Board of Directors and shareholders, and such approvals have not been rescinded, revoked or modified in any manner. No other action or proceedings on the part of the Borrower is necessary to consummate such transactions. Each of the Loan Documents to which the Borrower is a party has been duly executed or delivered on behalf of the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, and is in full force and effect.

(c)    No Conflict.  The execution, delivery and performance of each of the Loan Documents to which the Borrower is a party do not and will not (i) conflict with the Constituent Documents of the Borrower, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any

Requirement of Law or under any material contractual obligation of the Borrower, or require the termination of any material contractual obligation, or (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of the Borrower, other than Liens contemplated by the Loan Documents.

(d)    Subsidiaries.  The Borrower does not (i) own of record or beneficially, directly or indirectly, (A) any Capital Stock or Securities convertible into Capital Stock of any other corporation, (B) any participating interest in any partnership venture or other non-corporate business enterprise or (ii) directly or indirectly control or direct the operation of any other entity.

(e)    Capital Stock.  The authorized Capital Stock of the Borrower consists of 100,000,000 shares of Borrower Common Stock. As of the date hereof, there are 28,050,939 shares of Borrower Common Stock issued and outstanding, each of which is duly authorized, validly issued, fully paid and nonassessable and all of which are owned by the Persons and in the respective amounts set forth in Schedule 6.01(e). There are no shares of Borrower Common Stock reserved for future issuance. The Borrower has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Capital Stock or to pay any dividend or make any distribution in respect thereof. Except as set forth in Schedule 6.01(e), the Borrower is not a party to any voting trusts or agreements, shareholder agreements, pledge agreements, buy-sell agreements or agreements containing rights of first refusal or preemptive rights, and there are no proxies relating to any Securities of the Borrower. All of the outstanding Borrower Common Stock has been issued in compliance with all applicable federal and state securities laws.

(f)    Title to Properties.  The Borrower has good title to its properties and assets reflected on its September 30, 2002 financial statements heretofore delivered to the Lender (the “2002 Financial Statements”) or acquired by it since the date of the 2002 Financial Statements. Except as set forth in Schedule 9.03, all such properties and assets of the Borrower are free and clear of any Liens.

(g)    Litigation; Compliance with Law.  There is no suit, audit, proceeding, investigation or arbitration (or series of related actions, suits, proceedings, investigations or arbitrations) before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against the Borrower or any property or assets of the Borrower (i) challenging the validity or enforceability of any of the Loan Documents or (ii) that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower or any of its assets or properties is subject to any order, writ, injunction or decree applicable to the Borrower or its assets or properties. There is no action or suit by the Borrower pending or threatened against any other Person. The Borrower has complied with all Requirements of Law applicable to its business, operations, properties, assets, products and services, except for such failures to comply which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower has all necessary permits, licenses and other authorizations required to conduct its business as currently conducted.

(h)    Governmental Consents, etc.  The execution, delivery and performance of each of the Loan Documents to which the Borrower is a party do not and will not require any registration with, consent or approval of, or notice to, or other action of, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given and (ii) filings necessary to perfect security interests in the Collateral. The Borrower is not subject to regulation under the Investment Company Act of 1940, or any other federal, state or foreign statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated in the Loan Documents.

(i)    Securities Activities.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(j)    Financial Statements.  The 2002 Financial Statements were prepared in accordance with GAAP and fairly present the financial condition and operations of the Borrower at such date and the results of its operations for the period then ended.

(k)    Material Adverse Change.  Since September 30, 2002 there has been no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Borrower which could reasonably be expected to have a Material Adverse Effect.

(l)    Taxes.  The Borrower has filed all federal tax returns and all other tax returns which are required to be filed and has paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The Borrower has not filed any tax returns with the Internal Revenue Service. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower in respect of any taxes or other governmental charges are adequate.

ARTICLE VII

REPORTING COVENANTS

7.01.    Compliance with Requests.  The Borrower agrees to comply in a timely manner with any and all reasonable requests for information made by the Lender.

7.02.    Financial Deliveries.  The Borrower agrees to deliver to the Lender:

(a)    within forty-five (45) days after the last day of each fiscal quarter of the Borrower, a balance sheet of the Borrower and related statements of income and retained earnings and cash flows (all of foregoing herein collectively called the “Financial Statements”)

as at the end of and for such fiscal quarter, prepared in accordance with GAAP consistently applied, and certified by the president and the chief financial officer of the Borrower;

(b)    within forty-five (45) days after the last day of each fiscal quarter of the Borrower projected Financial Statements for the next four fiscal quarters of the Borrower; and

(c)    copies of all federal, state and foreign tax returns of the Borrower, within thirty (30) days after such returns have been filed with the applicable Governmental Authority.

7.03.    Events of Default.  Promptly upon the Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Default, or becoming aware that the Lender has given any written notice with respect to a claimed Event of Default or Default, (ii) that any Person has given any written notice to the Borrower or taken any other action with respect to a claimed default or (iii) of any condition or event which has or is reasonably likely to have a Material Adverse Effect or materially and adversely affect the value of, or the Lender’s interest in, the Collateral, the Borrower shall deliver to the Lender an Officer’s Certificate specifying (A) the nature and period of existence of any such claimed default, Event of Default, Default, condition or event, (B) the notice given or action taken by such Person in connection therewith, and (C) the remedial action the Borrower has taken, is taking and proposes to take with respect thereto. Without limiting the foregoing, the Borrower shall deliver to the Lender a copy of any written notice the Borrower shall receive with respect to any default under either of the Visteon Agreements, within one (1) Business Day of the Borrower’s receipt thereof.

7.04.    Lawsuits.  (i) Promptly upon the Borrower obtaining knowledge of the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any property of the Borrower, which action, suit, proceeding, governmental investigation or arbitration could reasonably be expected to have a Material Adverse Effect, the Borrower shall give written notice thereof to the Lender and provide such other information as may reasonably be available to enable the Lender and its counsel to evaluate such matters; and (ii) in addition to the requirements set forth in clause (i) of this Section 7.04, the Borrower shall give the Lender a written status report with respect to any action, suit, proceeding, governmental investigation or arbitration covered by a written notice delivered pursuant to clause (i) above annually within thirty (30) days following the end of each Fiscal Year and provide such other information as may be reasonably available to it to enable the Lender and its counsel to evaluate such matters.

7.05.    Insurance.  As soon as practicable and in any event within thirty (30) days of the end of each Fiscal Year ending after the date hereof, the Borrower shall deliver to the Lender (i) a report in form and substance reasonably satisfactory to the Lender outlining all material insurance coverage (including any self-insurance provided by the Borrower) maintained as of the date of such report by the Borrower and the duration of such coverage and (ii) an insurance broker’s statement that all premiums then due and payable with respect to such coverage have been paid.

ARTICLE VIII

AFFIRMATIVE COVENANTS

8.01.    Corporate Existence, Etc.  The Borrower shall at all times maintain its corporate existence and preserve and keep in full force and effect its rights and franchises material to its business, except where the Board of Directors of the Borrower determines that the maintenance or preservation of such rights and franchises is not in the best interest of the Borrower and the failure to so maintain or preserve would not have or be reasonably likely to have a Material Adverse Effect.

8.02.    Corporate Powers; Conduct of Business, Etc.  The Borrower shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified would have or would be reasonably likely to have a Material Adverse Effect.

8.03.    Compliance with Laws, Etc.  The Borrower shall (a) comply with all Requirements of Law and all restrictive covenants affecting the Borrower or its business, property, assets or operations, and (b) obtain as needed all permits necessary for the Borrower’s operations and maintain such permits in good standing, except, in each case, where the failure to do so would not have or be reasonably likely to have a Material Adverse Effect.

8.04.    Insurance.  The Borrower will maintain with financially sound and reputable insurance companies insurance on all its property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.

8.05.    Maintenance of Properties.  The Borrower will do all things necessary to maintain, preserve, protect and keep its property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

8.06.    Inspection.  The Borrower will permit the Lender to inspect any of the property, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate.

8.07.    Reservation of Borrower Common Stock Issuable Upon Exercise of Warrants.  The Borrower shall at all times reserve and keep available out of its authorized but unissued shares of Borrower Common Stock, solely for the purpose of issuing shares of Borrower Common Stock upon the exercise of the outstanding Warrants, such number of shares of Borrower Common Stock as shall be issuable upon exercise of the outstanding Warrants; and if at any time the number of authorized but unissued shares of Borrower Common Stock shall not be sufficient to allow the issuance of shares of Borrower Common Stock upon the exercise of all outstanding Warrants, the Borrower shall take such corporate action as may be necessary to increase its authorized but unissued shares of Borrower Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to the articles of incorporation of the Borrower.

ARTICLE IX

NEGATIVE COVENANTS

9.01.    Indebtedness.  The Borrower shall not directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i)    the Obligations; and

(ii)    Indebtedness existing on the date hereof and described on Schedule 9.01 attached hereto.

9.02.    Sales of Assets.  The Borrower shall not sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so, except:

(i)    the sale of inventory in the ordinary course of business;

(ii)    the sale or other disposition in the ordinary course of business of equipment that is obsolete or no longer used or useful in the Borrower’s business; and

(iii)    the granting of nonexclusive licenses with respect to its patent rights in the ordinary course of business consistent with the Borrower’s past practice.

9.03.    Liens.  The Borrower shall not directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets, except:

(i)    Liens created by the Loan Documents;

(ii)    Customary Permitted Liens; and

(iii)    Liens existing on the date hereof and described on Schedule 9.03 attached hereto.

9.04.    Capital Expenditures.  The Borrower shall not make any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets other than in accordance with the Budget.

9.05.    Restricted Junior Payments.  The Borrower shall not declare or make any Restricted Junior Payment.

9.06.    Restriction on Fundamental Changes.  The Borrower shall not (a) enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such member’s business or property, whether now or hereafter acquired, (b) enter into any partnership or joint venture, (c) make any material change in its business or in the nature of its operations, (d) acquire or form any subsidiary or (e) issue any Securities or Capital Stock other than Borrower Common Stock or accept any contribution to capital except as additional paid-in capital on Borrower Common Stock.

9.07.    Transactions with Affiliates.  The Borrower shall not enter into any transaction with any of its affiliates, other than transactions entered into in the ordinary course of business on terms that are comparable to terms that would have been obtained by the Borrower from a person or entity that was not such an affiliate.

9.08.    Securities Activities.  The Borrower shall not use all or any portion of the proceeds of any credit extended hereunder to purchase or carry Margin Stock.

9.09.    Modification of Visteon Agreements.  The Borrower shall not agree to any amendment, supplement or other modification to either of the Visteon Agreements.

ARTICLE X

EVENTS OF DEFAULT

10.01.    Events of Default.  Each of the following occurrences shall constitute an Event of Default hereunder:

(a)    Failure to Make Payments When Due.  The Borrower shall fail to pay when due (i) any principal of the Loans or the PIK Note, (ii) any interest on the Loans or the PIK Note, or (iii) any other Obligation, and if such non-payment relates to Obligations other than those specified in clause (i), such non-payment continues for a period of five (5) Business Days after the due date thereof. Notwithstanding the foregoing or any provision of Section 4.01(b) to the contrary, in the case of interest on the Loans or the PIK Note, no Event of Default for the nonpayment of interest shall arise until the expiration of five (5) Business Days after the Lender shall have given the Borrower written notice that the Lender has not received either the payment of such interest or a written notice from the Borrower requesting a PIK Advance for the payment of such interest. So long as no other Default or Event of Default shall have occurred and be continuing, the Borrower may, within such five (5) Business Days, either pay such overdue interest in full in cash or deliver to the Lender a written notice as prescribed by Section 4.01(b) requesting a PIK Advance for the payment of such interest.

(b)    Breach of Representation or Warranty.  Any representation or warranty made or deemed made by the Borrower to the Lender herein or in any other Loan Document or in any statement or certificate at any time given by any such Person pursuant to any Loan Document shall be false or misleading in any material respect on the date made (or deemed made).

(c)    Breach of Covenants.  The Borrower shall have defaulted in any material respect in the performance or observance of any covenant or agreement contained herein or in any other Loan Document and such default shall have continued unremedied for a period of fifteen (15) days after written notice to the Borrower by the Lender.

(d)    Default as to Other Indebtedness.  The Borrower shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness (other than the Obligations); or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is (or, with the giving of notice or lapse of time or both, would be) to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(e)    Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i)    An involuntary case shall be commenced against the Borrower and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii)    A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or over all or a substantial part of the property of the Borrower shall be entered; or an interim receiver, trustee or other custodian of the Borrower or of all or a substantial part of the property of the Borrower shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(f)    Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Borrower shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; (iii) make any assignment for the benefit of creditors; (iv) fail generally to pay its debts as such debts become due, or admit in writing its inability to pay its debts; or (v) take any corporate action in furtherance of any such action.

(g)    Judgments.  Any judgment, writ, order or warrant of attachment, or other similar process shall be rendered against the Borrower or any of its assets involving in any single case or in the aggregate an amount in excess of $*** is entered and remains undischarged, unvacated and unstayed for a period of sixty (60) days.

(h)    Dissolution.  Any order, judgment or decree shall be entered against the Borrower, decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days.

(i)    Loan Documents; Failure of Security.  At any time, for any reason, (i) any Loan Document ceases to be in full force and effect or the Borrower seeks to repudiate its obligations thereunder or the Liens intended to be created thereby are, or the Borrower seeks to render such Liens, invalid or unperfected, or (ii) Liens in favor of the Lender contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated hereby or by the other Loan Documents.

(j)    Change of Control.  A Change of Control shall have occurred.

(k)    Development Agreement.  The Borrower shall default in the observance or performance of the Development Agreement in any material respect and such default shall not have been cured by the Borrower in the time period permitted by the Development Agreement, or the Borrower seeks to repudiate its obligations thereunder.

10.02.    Rights and Remedies.

(a)    Acceleration and Termination.  Upon the occurrence of any Event of Default described in Sections 10.01(e) or 10.01(f), the obligation, if any, of the Lender to make Loans hereunder shall automatically terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Lender may by written notice to the Borrower terminate or suspend its obligation, if any, to make Loans hereunder and/or declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

(b)    Enforcement.  The Borrower acknowledges that in the event the Borrower fails to perform, observe or discharge any of its respective obligations or liabilities hereunder or under any other Loan Document, any remedy of law may prove to be inadequate relief to the Lender; therefore, the Borrower agrees that the Lender shall be entitled after the occurrence and during the continuance of an Event of Default to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XI

MISCELLANEOUS

11.01.    Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and, in the case of an amendment, by the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02.    Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, the Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Lender under this Agreement or under any of the other Loan Documents, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

11.03.    Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and mailed, faxed, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 4701 Patrick Henry Drive, Suite 1301, Santa Clara, CA 95054, Attention: President, with a copy to Doty Sundheim & Gilmore, 260 Sheridan Avenue, Suite 200, Palo Alto, CA 94306, Attention: Stanley E. Doty; and if to the Lender, at its address at 6500 W. Cortland Street, Chicago, IL 60707, Attention: Michael Smith, with a copy to Sidley Austin Brown & Wood, Bank One Plaza, 10 South Dearborn Street, Chicago, IL 60603, Attention: Pran Jha; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, faxed, telegraphed, telexed or cabled, be effective when received by the Borrower or Lender, as the case may be.

11.04.    No Waiver; Remedies.  No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

11.05.    Costs, Expenses, Taxes and Indemnification.  The Borrower agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights hereunder. In addition, the Borrower shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and the other Loan Documents to be delivered hereunder, and agrees to save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes. In addition, the Borrower agrees to indemnify the Lender, its officers, directors, employees, representatives and agents (each an “Indemnified Person”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (collectively “Indemnified Liabilities”) incurred by any of them (whether asserted by the Borrower or otherwise) as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of any Loan Document or the use of the proceeds of the Loans or the consummation of any transactions contemplated in any Loan Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

11.06.    Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

11.07.    Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the internal laws (including, without limitation, 735 ILCS Section 105/5-1 et seq., but otherwise without regard to the conflict of laws provisions) of the State of Illinois. Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of Illinois or the U.S. District Court—Northern District of Illinois, and by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably waives any claim that any such courts lack jurisdiction over the Borrower, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Loan Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over the Borrower. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, at its address for notices pursuant to Section 11.03, such service to become effective ten (10) days after such mailing. The Borrower hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other transaction document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction. The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

11.08.    WAIVER OF JURY TRIAL; WAIVER OF DAMAGES.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE BORROWER AGREES THAT IT WILL NOT ASSERT AGAINST THE LENDER, AND HEREBY WAIVES, ANY CLAIM FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Loan Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HORIZON NAVIGATION, INC.

By:	/S/ LAURA L. WHITE
Name: Laura L. White
Title: President & CEO

COBRA ELECTRONICS CORPORATION

By:	/S/ JAMES R. BAZET
Name: James R. Bazet
Title: President & CEO

EXHIBIT D

LOAN NOTE

February 6, 2003

HORIZON NAVIGATION, INC., a California corporation (the “Borrower”), promises to pay to the order of COBRA ELECTRONICS CORPORATION (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Loan Agreement (as hereinafter defined), in same day funds to the account of the Lender specified in the Loan Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Loan Note is issued pursuant to, and is entitled to the benefits of, the Amended and Restated Loan Agreement dated as of February 6, 2003 (which, as it may be amended, restated or otherwise modified and in effect from time to time, is herein called the “Loan Agreement”), between the Borrower and the Lender, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this Loan Note, including the terms and conditions under which this Loan Note may be prepaid or its maturity date accelerated. This Loan Note is secured pursuant to the Security Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN CASH IN FULL OF THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT DATED AS OF FEBRUARY 6, 2003 AMONG THE PAYEE NAMED HEREIN, THE MAKER HEREOF, VISTEON GLOBAL TECHNOLOGIES, INC. AND VISTEON TECHNOLOGIES, LLC) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT.

HORIZON NAVIGATION, INC.

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

LOAN NOTE OF HORIZON NAVIGATION, INC.

Dated February 6, 2003

Date	Principal Amount of Loan	Principal Amount Paid	Unpaid Balance

EXHIBIT E

PIK NOTE

February 6, 2003

HORIZON NAVIGATION, INC., a California corporation (the “Borrower”), promises to pay to the order of COBRA ELECTRONICS CORPORATION (the “Lender”) the aggregate unpaid principal amount of all PIK Advances made by the Lender to the Borrower pursuant to Article IV of the Loan Agreement (as hereinafter defined), in same day funds to the account of the Lender specified in the Loan Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Loan Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the PIK Advances in full on the Maturity Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each PIK Advance and the date and amount of each principal payment hereunder.

This PIK Note is issued pursuant to, and is entitled to the benefits of, the Amended and Restated Loan Agreement dated as of February 6, 2003 (which, as it may be amended, restated or otherwise modified and in effect from time to time, is herein called the “Loan Agreement”), between the Borrower and the Lender, to which Loan Agreement reference is hereby made for a statement of the terms and conditions governing this PIK Note, including the terms and conditions under which this PIK Note may be prepaid or its maturity date accelerated. This PIK Note is secured pursuant to the Security Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Loan Agreement.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN CASH IN FULL OF THE SENIOR INDEBTEDNESS (AS DEFINED IN THE SUBORDINATION AGREEMENT DATED AS OF FEBRUARY 6, 2003 AMONG THE PAYEE NAMED HEREIN, THE MAKER HEREOF, VISTEON GLOBAL TECHNOLOGIES, INC. AND VISTEON TECHNOLOGIES, LLC) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT.

HORIZON NAVIGATION, INC.

By:
Name:
Title:

SCHEDULE OF PIK ADVANCES AND PAYMENTS OF PRINCIPAL

TO

PIK NOTE OF HORIZON NAVIGATION, INC.

Dated February 6, 2003

Date	Principal Amount of PIK Advance	Principal Amount Paid	Unpaid Balance

CONFIDENTIAL MATERIAL APPEARING IN THIS DOCUMENT WAS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. OMITTED INFORMATION WAS REPLACED WITH ASTERISKS.